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Angionetics Research Head Authors Scientific American Article on Therapeutic Angiogenesis as Potential New Treatment Approach for Ischemic Heart Disease

SAN DIEGO, Jan. 9, 2017 /PRNewswire/ -- An article titled "Heart Therapy," written by Gabor M. Rubanyi, M.D., Ph.D., co-founder of Angionetics Inc., a majority-owned subsidiary of Taxus Cardium Pharmaceuticals Group Inc. (CRXM), was published in the January 2017 edition of Scientific American.

The article reviews the physiologic benefits of collateral blood vessel formation in the human heart, a process commonly referred to as cardiac angiogenesis, and presents angiogenic gene therapy, the basis of Angionetics' Generx® product candidate, as a potential new therapeutic strategy for patients with ischemic heart disease.

The article notes that as coronary artery disease advances, insufficient blood flow within the heart (termed myocardial ischemia) leads to chest pain, commonly called angina, during physical exertion and emotional stress. In response to advancing disease the heart may, on its own, develop new or enlarge existing small "collateral" vessels to provide alternate routes of blood supply that may restore normal blood flow at rest. However, for unknown reasons, not all patients have the innate capacity to create new collateral vessels, and in those that do, blood flow often remains insufficient to provide relief from angina during physical activity and under stress.

Dr. Rubanyi discusses how researchers have determined that collateral vessel formation is stimulated by two driving forces: increased blood flow (shear stress) or decreased oxygen supply. He further discusses how having useful collateral vessels in the heart can "mean the difference between life and death," and therefore why stimulation of collateral vessel growth is such an appealing therapeutic approach.

The article discusses the various approaches that have been taken to achieve cardiac angiogenesis, including protein, cell and gene therapy. Dr. Rubanyi cites his own involvement with the research and clinical development of Generx (Ad5FGF-4). A simple, balloon catheter-based intra-arterial delivery method during an angiographic procedure is used that leverages transient ischemia to enhance cardiac delivery of Generx, and is illustrated in the article in a detailed diagram titled "New Pathways for a Struggling Heart." The diagram further highlights the dual mechanisms by which Generx angiogenic gene therapy is designed to stimulate collateral vessel formation following a one-time treatment, namely development of new collateral vessels as well as maturation of existing vessels.

As referenced in the Scientific American article, the U.S. Food and Drug Administration recently cleared the Generx product candidate for late-stage Phase 3 clinical study in the United States as a new, single dose treatment for patients with myocardial ischemia and refractory angina due to advanced coronary artery disease (the AFFIRM study).

Dr. Rubanyi concludes the article: "I believe we are well on our way to developing new treatments to boost the growth of collateral arteries in the heart. Within the next several

Exhibit 99.1

years we should finally be able to offer a successful alternative to hundreds of thousands of cardiac patients who currently have no other options."

To access the full Scientific American article please visit: www.angionetics.com/news.  For more information about the Generx Phase 3 AFFIRM clinical study, visit the U.S. National Institutes of Health clinical trial registry at www.clinicaltrials.gov (identifier NCT02928094) or http://www.myrefractoryangina.com. More information can also be found on the Angionetics website at www.angionetics.com.

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